STATEMENT OF COMPUTATION OF RATIOS
                      TOLL BROTHERS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in thousands, except ratios)


                                                                                                               Three Months Ended
                                                                Year Ended October 31,                              January 31,
                                                             ---------------------------                       ------------------
                                                               1994     1995      1996       1997       1998      1998      1999
                                                               ----     ----      ----       ----       ----      ----      ----
Earnings:
Income before income taxes and extraordinary gain
(loss) and change in accounting...........................   $56,840  $ 79,739  $ 85,793   $107,646   $134,293   $25,316   $27,569
Homebuilding:
  Interest expense........................................    20,136    22,473    24,646     29,746     36,052     7,049     7,754
  Rent expense............................................        71        93       151        193        293        65        88
  Amortization............................................       785       801       705        667        610       180       144
Collateralized mortgage financing:
  Interest expense........................................       624       376       300        233        184        56        11
  Amortization............................................       157        29        --         --         --        --        --
                                                             -------  --------  --------   --------   --------   -------   -------
                                                             $78,613  $103,511  $111,595   $138,485   $171,432   $32,666   $35,566
                                                             =======  ========  ========   ========   ========   =======   =======
Fixed charges:
Homebuilding:
  Interest incurred:......................................   $21,701  $ 25,780  $ 27,695   $ 35,242   $ 38,331   $10,353   $10,126
  Rent expense............................................        71        93       151        193        293        65        88
Amortization..............................................       785       801       705        667        610       180       144
Collateralized mortgage financing:
  Interest incurred.......................................       624       376       300        233        184        56        11
  Amortization............................................       157        29        --         --         --        --        --
                                                             -------  --------  --------   --------   --------   -------   -------
                                                             $23,338  $ 27,079  $ 28,851   $ 36,335   $ 39,418   $10,654   $10,369
                                                             =======  ========  ========   ========   ========   =======   =======
Ratio, including collateralized mortgage financing(1).....      3.37      3.82      3.87       3.81       4.35      3.07      3.43
                                                             =======  ========  ========   ========   ========   =======   =======